Exhibit 99.1

Agritek Holdings Inc. Announces Trading For Dividend Of 800 Commerce Inc. Under The Symbol "ETHG"

-800 Commerce, Inc. Cleared by FINRA and DTC for Quotation on OTC Bulletin Board and OTC now trading under the Symbol ETHG

LOS ANGELES, CA--(Marketwired - August 4, 2014) - Agritek Holdings, Inc. (AGTK) (http://www.Agritekholdings.com), a fully reporting company on the OTCQB and leader in Compassionate Care Technology and indoor/outdoor agricultural solutions for the medicinal marijuana industry, today announced 800 Commerce Inc. (www.800commerce.com) was cleared by FINRA for quotation on OTC Bulletin Board and OTC Link under the symbol "ETHG" effective August 1, 2014. 800 Commerce specializing in payment technologies, merchant processing and mobile platform development further announced that is has already been declared effective by The Depository Trust & Clearing Corporation (DTCC) for DTC eligibility. A total of 2,416,115 shares are eligible for free trading as a result of shares that were dispersed to shareholders of record as of September 3, 2013 of Agritek Holdings, Inc. (AGTK), then known as MediSwipe, Inc. in a stock distribution on September 4, 2013.

"The commencement of trading of 800 Commerce as a fully reporting Company within the mobile payment technology sector and completion of the dividend to our loyal shareholders marks yet another milestone and another promise delivered in our corporate history. We will continue to provide value to our shareholders and new investors through two unique Companies in truly the most exciting sectors within the public marketplace today.  The merchant processing and banking division of 800 Commerce is presently reporting approximately $200 million annualized in gross merchant processing volume from clients and strategic alliances. Over the next several weeks, we will be adding several new members to our Board of Directors and advisory board that are very close to the pulse of new technology in Silicon Valley. This Company will hold assets and patents far reaching beyond a merchant processing and mobile platform company. We are extremely excited to unveil our strategy and new management team for 800 Commerce to the investment public within the weeks to come," stated  B. Michael Friedman, President of 800 Commerce, Inc.

About 800 Commerce, Inc.
800 Commerce, Inc. (www.800commerce.com) was founded for the purpose of marketing credit card processing services on behalf of merchant payment processing service providers. The Company generates revenue from the marketing of credit processing services by way of fees received from merchant payment processing service providers on whose behalf the Company brokers their processing services.  In addition to marketing credit card processing services, the Company also has developed on-line portals and mobile applications offering directories of professional service providers.

About Agritek Holdings, Inc.
Agritek Holdings, Inc. (www.Agritekholdings.com), the first fully reporting Company and pioneer within the medicinal marijuana space provides innovative patient and agricultural solutions seeks to be the leader in Compassionate Care Technology for the medicinal marijuana industry. Agritek Holdings provides real estate management and health and wellness product lines including beverages, vaporizers and accessories under the Mont Blunt ™ brand (www.montblunt.com). Agritek Holdings Inc. does not directly grow, harvest, or distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

FORWARD-LOOKING DISCLAIMER:
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Agritek Holdings, Inc. to be materially different from the statements made herein.

Contact:
800 Commerce, Inc.

561.249.6511

www.800commerce.com
info@800commerce.com